Exhibit 99

Ingredion Incorporated 5 Westbrook Corporate Center Westchester, IL 60154 USA	NEWS RELEASE

CONTACTS:

Investors: Ryan Koller, 708-551-2592

Media: Becca Hary, 708-551-2602

INGREDION STATEMENT ON MALWARE

WESTCHESTER, Ill., October 15, 2019 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions, today issued the following statement:

Over the past weekend, Ingredion detected suspicious activity affecting several servers within certain data centers. As part of our comprehensive response plan, we immediately took steps to identify and contain the situation. At this time, we are not aware of evidence that any customer, supplier or employee data has been improperly accessed, misused or transferred by any third party. We are working to get the affected servers back online and have engaged a third-party consultant to assist. Restoration of some of our systems will take time, and in the interim, certain transactions with customers or suppliers may be delayed. We appreciate the understanding of our customers and suppliers during this time. If you have questions or require assistance, please feel free to contact corpcomm@ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With annual net sales of nearly $6 billion, the company turns grains, fruits, vegetables and other plant materials into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. With Ingredion Idea Labs® innovation centers around the world and more than 11,000 employees, the Company develops ingredient solutions to meet consumers’ evolving needs. For more information, visit ingredion.com.

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